Exhibit 4.4

CUSTOMERS BANCORP, INC.
AMENDED AND RESTATED
2014 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 — PURPOSE AND SCOPE OF THE PLAN

Section 1.1          PURPOSE. The Customers Bancorp, Inc. Employee Stock Purchase Plan is intended to encourage Team Member participation in the ownership and economic progress of the Company. This Plan is intended to qualify as an employee stock purchase plan within the meaning of Code Section 423.

Section 1.2          DEFINITIONS. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

(a)          ”Board of Directors” means the board of directors of the Company.

(b)          ”Code” means the Internal Revenue Code of 1986, as amended, and as the same may be further amended from time to time, and the Treasury Regulations promulgated thereunder.

(c)          ”Committee” means the Compensation Committee of the Board of Directors, which shall administer the Plan as provided in Section 1.3.

(d)          ”Common Stock” means the common stock of the Company and such other securities which may be substituted therefor pursuant to Section 4.2.

(e)          ”Company” means Customers Bancorp, Inc.

(f)          ”Compensation” means a Team Member’s salary or hourly base rate of pay, as the case may be, but excluding overtime pay, bonuses, commissions, disability payments, workers’ compensation payments, and any other payment in excess of normal salary or hourly pay, received by a Team Member for services performed for the Company or a Subsidiary during an Option Period. Any adjustments to Compensation shall be made on the next available Pay Date.

(g)          ”Continuous Service” means the period of time, uninterrupted by a termination of employment, that a Team Member has been employed by the Company or a Subsidiary, or both, immediately preceding the first day of the Subscription Period in which such Team Member wishes to participate in the Plan. Such period of time shall include any leave of absence permitted or required to be taken into account by applicable Treasury Regulations.

(h)          ”Effective Date” means the effective date of this Plan as set forth in Section 1.4.

(i)          ”Enrollment Period” means the period beginning on March 1 and ending on the following March 15, the period beginning on June 1 and ending on the following June 15, the period beginning on September 1 and ending on the following September 15, and the period beginning on December 1 and ending on the following December 15.

(j)          ”Exercise Date” means the last Pay Date of a Subscription Period.

(k)          ”Fair Market Value” of a share of Common Stock on any given date means (a) if the Common Stock is readily tradable on an established securities market, the closing price on the date of determination, or the last trading day preceding the date of determination if the date of determination is not a trading date, or (b) if the Common Stock is not readily tradable on an established securities market, the value determined by application of a reasonable valuation method selected by the Committee, in either case in accordance with the requirements of Code Section 423.

(l)          ”Leave of Absence” means, for purposes of participation in the Plan, a Team Member’s sick leave or other leave of absence approved by the Company, except that where the period of leave exceeds 90 days and the Team Member’s right to reemployment is not guaranteed by statute or by contract, the Team Member shall not be deemed on a Leave of Absence as of the 91st day of such sick leave or other leave of absence, such Team Member’s employment relationship with the Company shall be deemed terminated, and such Team Member’s right to participate in the Plan and to purchase Common Stock hereunder shall terminate.

(m)          ”Offering Date” means the day beginning at 12:01 a.m. on the Saturday following each Pay Date.

(n)          ”Option Period” means each period beginning on an Offering Date and ending on the next succeeding Exercise Date. The initial Option Period shall begin on the first Offering Date that follows or coincides with the Effective Date.

(o)          ”Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.

(p)          ”Participant” means any Team Member who (i) is eligible to participate in the Plan under Section 2.1 and (ii) elects to participate.

(q)          ”Pay Date” means the Company’s regularly scheduled bi-weekly or other periodic date on which Team Members receive their paychecks.

(r)          ”Plan” means the Customers Bancorp, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time.

(s)          ”Plan Year” means the 12-consecutive-month period beginning on January 1st and ending on the following December 31st.

(t)          ”Stock Purchase Account” or “Account” means an account established and maintained in the name of each Participant to record the dollar amounts accumulated on such Participant’s behalf each Option Period.

(u)          ”Stock Purchase Agreement” means the form prescribed by the Committee that must be executed by a Team Member who elects to participate in the Plan. The proper execution and filing of such form shall constitute the grant of an option from time to time to the Team Member in accordance with the terms of the Plan and the terms of such form.

(v)          ”Subscription Period” means each period in each Plan Year (i) beginning on the first day of the pay period in which each January 1 falls and continuing through the last day of the pay period in which the following March 31 falls; (ii) beginning on the first day of the pay period in which each April 1 falls and continuing through the last day of the pay period in which the following June 30 falls; (iii) beginning on the first day of the pay period in which each July 1 falls and continuing through the last day of the pay period in which the following September 30 falls; and (iv) beginning on the first day of the pay period in which each October 1 falls and continuing through the last day of the pay period in which the following December 31 falls.

(w)          ”Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the beginning of an Option Period, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x)          ”Team Member” means any common law employee of the Company or a Subsidiary.

(y)          ”Team Member Services” means the Company department responsible for personnel matters pertaining to a Team Member.

Section 1.3           ADMINISTRATION OF PLAN. The Plan shall be administered by the Committee. Subject to direction by the Board of Directors and the express provisions of this Plan, the Committee shall be authorized to prescribe, amend, and rescind rules and regulations relating to the Plan and the Committee’s administration thereof; to interpret the Plan; to fix the terms of an offering under the Plan; to prescribe the maximum percentage of payroll deductions permitted for a Subscription Period; to restrict participation in the Plan consistent with any requirement of law or regulation; and to make all other determinations necessary to the administration of the Plan, including appointment of individuals to facilitate the day-to-day operation thereof. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive.

Section 1.4           EFFECTIVE DATE OF PLAN. The effective date of the Plan is the first January 1, April 1, July 1, or October 1 following the later of (a) the date on which the Plan is approved by shareholders of the Company by a vote sufficient to meet the requirements of Code Section 423(b)(2), or (b) the effective date of the Company’s registration statement under the Securities Act of 1933, as amended, registering the shares of Common Stock for issuance under the Plan and Participant’s interests hereunder.

Section 1.5           TERMINATION OF PLAN. The Board of Directors shall have the right to terminate the Plan at any time. Upon any such termination, the dollar amount, if any, in each Participant’s Account shall be distributed to such Participant.

ARTICLE II — PARTICIPATION

Section 2.1           ELIGIBILITY. Each Team Member, who as of the first day of a Subscription Period (i) will have at least 30 days of Continuous Service, and (ii) will be a Team Member whose customary employment is more than 20 hours per week, may become a Participant by executing and filing with Team Member Services a Stock Purchase Agreement during the Enrollment Period immediately preceding such Subscription Period. Such participation shall begin on the next Subscription Period following Team Member Services receipt of a properly completed Stock Purchase Agreement. Any election to participate shall be effective subject to the Company’s policy on personal securities transactions or similar policy that may be in effect at the time of such election. An election to participate shall continue in effect until termination of participation occurs in accordance with Article V.

Section 2.2           PAYROLL DEDUCTIONS. Payment for shares of Common Stock purchased under the Plan shall be made solely by authorized payroll deduction from each payment of Compensation in accordance with the Participant’s Stock Purchase Agreement. Deductions from payroll shall be expressed as a percentage of Compensation not less than 1% and not greater than 15%. A Participant may not increase or decrease the percentage deduction during a Subscription Period (other than to withdraw or terminate participation pursuant to Article V hereunder). A Participant’s Stock Purchase Agreement shall remain in effect for all subsequent Subscription Periods unless revised in accordance with this Section 2.2. Subject to the Company’s policy on personal securities transactions or similar policy that may be in effect at the time of such election, however, a Participant may change the percentage deduction for any subsequent Subscription Period by filing notice thereof with Team Member Services during the time period described in Section 2.1 for filing a Stock Purchase Agreement. If a Participant reduces his percentage reduction to 0%, he may not execute a new Stock Purchase Agreement designating a percentage greater than 0% which will become effective earlier than the first Subscription Period beginning in the following Plan Year. Amounts deducted from a Participant’s Compensation pursuant to this section shall be credited to such Participant’s Account.

Section 2.3           TRANSFER OF PAYROLL DEDUCTIONS. All payroll deductions withheld by a Subsidiary under the Plan shall be transferred to the Company.

Section 2.4           LEAVE OF ABSENCE. If a Participant goes on a Leave of Absence, such Participant’s participation in the Plan shall continue provided that such Participant continues to receive Compensation. If such Participant ceases to receive Compensation while on a Leave of Absence, such Participant’s participation shall automatically terminate.

ARTICLE III — PURCHASE OF SHARES
Section 3.1           OPTION PRICE. The Option Price for any Subscription Period shall be 85% of the Fair Market Value of a share of Common Stock on the first day of such Subscription Period.

Section 3.2           PURCHASE OF SHARES. On each Exercise Date, the amount in a Participant’s Stock Purchase Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock (excluding fractional shares) that can be purchased with such amount.

Section 3.3           LIMITATIONS ON PURCHASE. No Participant shall purchase Common Stock hereunder in any calendar year having a Fair Market Value of more than $25,000, and no such purchase shall exceed the limitations imposed by Code Section 423(b)(8). Further, no Participant shall purchase Common Stock hereunder during a Subscription Period if such Participant shall be deemed to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary under Code Section 423(b)(3) as of the first day of such Subscription Period. For purposes of the preceding sentence, the ownership attribution rules of Code Section 424(d) shall apply and Common Stock that a Participant may purchase under outstanding options shall be treated as stock owned by the Participant.

Section 3.4           RESTRICTION ON TRANSFERABILITY. Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable and shall expire upon a Participant’s death.

ARTICLE IV — PROVISIONS RELATING TO COMMON STOCK

Section 4.1           COMMON STOCK RESERVED. Except as provided in Section 4.2, no more than 1,000,000 shares of Common Stock may be sold pursuant to options granted under the Plan. In addition, at the beginning of each Plan Year, the aggregate number of shares of Common Stock reserved for issuance under this Plan shall be increased automatically by a number of shares equal to one percent (1%) of the total outstanding shares of the Company as of the immediately preceding December 31; provided, however, that such annual increases shall in no event cause the number of shares issuable under this Plan to exceed 500,000 shares. Such number shall be subject to adjustments effected in accordance with Section 4.2.

Section 4.2           ADJUSTMENT FOR CHANGES IN COMMON STOCK.

(a) In the event that the shares of Common Stock of the Company as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased or decreased through the payment of a stock dividend, stock split, or reverse stock split, then, subject to the provisions of subsection (c) below, there shall be substituted for or added to each share of Common Stock that was theretofore appropriated, or that thereafter may become subject to an offering under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged or to which such share shall be entitled, as the case may be. Outstanding Stock Purchase Agreements shall be deemed to be amended as to price and other terms, as may be necessary to appropriately reflect the foregoing events.

(b) If there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities in which such stock shall have been changed or for which it shall have been exchanged, and if a majority of the disinterested members of the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any offering that was theretofore made or that may thereafter be made under the Plan, then such adjustment shall be made in accordance with such determination.

(c) An offering pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments or reclassifications, reorganizations or changes in its capital or business structure, to merge, to consolidate, to dissolve, to liquidate, or to sell or transfer all or any part of its business or assets.

Section 4.3           INSUFFICIENT SHARES. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the remaining number of shares provided for in Section 4.1, (i) the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant in order to eliminate such excess, (ii) any cash remaining in each Participant’s Stock Purchase Account shall be distributed to such Participant at the next available Pay Date, and (iii) the Plan shall automatically terminate immediately after such Exercise Date.

Section 4.4           CONFIRMATION OF PURCHASES; REGISTRATION OF SHARES. Each Participant shall be provided with a quarterly written statement indicating the number of shares of Common Stock purchased under the Plan by the Participant in such quarter, the aggregate number shares of Common Stock accumulated under the Plan by the Participant, and other relevant information with respect to the Participant’s participation in the Plan. All shares purchased shall be credited to such Participant, but shall initially be registered in the name of the Company’s nominee, as agent for the Participant. Such nominee will hold the Participant’s share certificates until such time as such Participant’s participation in the Plan terminates or such Participant files a written request with the nominee to have a certificate or certificates issued in such Participant’s name. Except in the case of death, any certificate issued to a Participant must initially be issued in the Participant’s name alone or in such Participant’s name and another as joint tenants with right of survivorship. Registration of any shares following the death of a Participant will be subject to the same rules as are then applicable to decedent shareholders generally.

Section 4.5           RIGHTS AS SHAREHOLDERS AND DISPOSITION OF COMMON STOCK.

(a)          The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date.  Participants for whom shares have been purchased shall be entitled to all rights of a shareholder with respect to such shares, including the right to receive dividends and the right to vote. The Company will take such steps as may be necessary to ensure that each Participant whose shares are held in name of the Company’s nominee enjoys such rights.

(b)          In no event shall shares of Common Stock purchased by a Participant hereunder be sold or otherwise disposed of prior to the earlier of (i) one year after the first day of the calendar quarter in which the Exercise Date with respect to those shares fell, (ii) the Participant’s death, or (iii) the date on which the Participant ceases to be employed by the Company and any Subsidiary.

Section 4.6           CORPORATE REORGANIZATIONS, LIQUIDATION, ETC. In the event of any corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, provision may be made for the substitution of a new option for an old option, or an assumption of an old option, by an employer corporation or a corporation related to such corporation. Any provision for such substitution or assumption shall be subject to the limitations and provisions of Code Section 424.

ARTICLE V — TERMINATION OF PARTICIPATION

Section 5.1           WITHDRAWAL. Subject to the Company’s policy on personal securities transactions or similar policy that may be in effect at the time, a Participant may withdraw from the Plan at any time by filing notice of withdrawal with the Company’s nominee prior to an Offering Date. Upon filing proper notice, participation in the Plan will cease effective the following Offering Date. Any Participant who withdraws from the Plan may again become a Participant by satisfying the eligibility requirements and filing a Stock Purchase Agreement as set forth in Section 2.1, but no such Stock Purchase Agreement shall be effective earlier than the first Subscription Period beginning in the following Plan Year.

Section 5.2           TERMINATION OF ELIGIBILITY. If a Participant ceases to be employed by the Company or a Subsidiary or otherwise becomes ineligible to participate in the Plan as set forth in Section 2.1, such Participant’s participation in the Plan shall thereupon automatically terminate. In such event, the dollar amount, if any, in such Participant’s Stock Purchase Account shall be distributed to such Participant (or in the case of death, to such Participant’s designated beneficiary(ies)) and no further shares will be purchased on such Participant’s behalf. For purposes of this section, a Participant’s participation in the Plan will not automatically terminate if such Participant becomes an individual on a Leave of Absence permitted or required to be taken into account by applicable Treasury Regulations or other law. Any Participant whose participation in the Plan is terminated pursuant to this Section may again become a Participant by satisfying the eligibility requirements and executing and filing a Stock Purchase Agreement as set forth in Section 2.1.

Section 5.3           NO INTEREST. No interest will be credited or paid on cash balances in a Participant’s Stock Purchase Account.

ARTICLE VI — GENERAL PROVISIONS

Section 6.1           TAX WITHHOLDING; INFORMATION RETURNS. Each Participant shall be deemed to have consented to any income tax withholding that may hereafter be required by reason of such Participant’s participation in the Plan or the disposition of, or payment of any dividends on, shares acquired by such Participant under the Plan. The proper officers of the Company and each Subsidiary shall prepare and, where required, timely file such tax information returns and other notices as may be required by law from time to time.

Section 6.2           NOTICES. Any notice that a Team Member files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective as soon as administratively possible after such notice is received by Team Member Services or by the Company’s nominee, as the case may be.

Section 6.3           CONDITION OF EMPLOYMENT. Neither the creation of the Plan, nor participation therein, shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate a Team Member.

Section 6.4           AMENDMENT OF THE PLAN. The Board of Directors may at any time, and from time to time, amend the Plan in any respect, except, that without approval of the Company’s shareholders, no amendment may (i) increase the aggregate number of shares permitted to be reserved by the Board of Directors under the Plan other than as provided in Section 4.2, (ii) materially change the Plan benefits provided for herein, (iii) change the definition of a Subsidiary, or (iv) materially change the eligibility requirements for Team Members. Any amendment of the Plan must be made in accordance with applicable provisions of the Code.

Section 6.5           APPLICATION OF FUNDS. All funds received by the Company by reason of a purchase of shares hereunder may be used for any corporate purpose.

Section 6.6           LEGAL RESTRICTIONS. The Company shall not be obligated to sell shares of Common Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

Section 6.7           NUMBER. Whenever used herein, singular words shall include the plural, and vice versa, as the context requires.

Section 6.8           GOVERNING LAW. Except to the extent preempted by Federal law, the Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.